UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2016

COWEN GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
599 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 26, 2016 (the “Effective Date”), Cowen Group, Inc. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Peter Cohen, pursuant to which Mr. Cohen will continue to serve as the Chairman and Chief Executive Officer of the Company and as a member of the Company’s Executive Management Committee and Operating Committee. The Employment Agreement supersedes Mr. Cohen’s prior employment agreement with the Company. The Employment Agreement is filed as Exhibit 10.1 to this Form 8-K.
The term of the Employment Agreement commences on the Effective Date and continues through December 31, 2020 (the “Term”). Pursuant to the Employment Agreement, Mr. Cohen will be entitled to an annual salary of at least nine hundred fifty thousand dollars ($950,000) and will be eligible to receive an annual performance-based bonus as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company based on the achievement of pre-established performance goals. The Company has retained the right to pay up to a maximum of 50% of any annual bonus in the form of restricted securities, other stock or security-based awards, deferred cash, or other deferred compensation unless mutually agreed to in writing by Mr. Cohen and the Compensation Committee.
In the event that Mr. Cohen’s employment is terminated by the Company without “cause”, by Mr. Cohen for “good reason”, or as a result of Mr. Cohen’s death or “disability” (as such terms are defined in the Employment Agreement), Mr. Cohen will, subject to his execution of a general release in favor of the Company, be entitled to receive the following payments and benefits: (i) any unpaid annual bonus with respect to the previous completed fiscal year; (ii) a prorated annual bonus for the fiscal year of termination, calculated based on the average bonus paid to Mr. Cohen for the two years immediately preceding the year of termination and the timing of such termination; (iii) in the case of a termination by the Company without “cause” or by Mr. Cohen for “good reason” only, a lump sum cash payment in an amount equal to two and one-half times the sum of his base salary and the average annual bonus paid for the two years immediately preceding his termination, provided that the payment under this clause (iii) will not be less than three million two hundred fifty thousand dollars ($3,250,000) and not more than five million dollars ($5,000,000); (iv) immediate vesting of all equity awards and unvested deferred compensation; and (v) a cash payment equal to twenty-four (24) months’ COBRA premiums. In the event that Mr. Cohen breaches the restrictive covenants described below following a termination of his employment, he will be required to repay any payments or benefits received in connection with such termination.
In connection with entering into the Employment Agreement, Mr. Cohen also entered into a Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Non-Interference Agreement”), which Non-Interference Agreement is an exhibit to the Employment Agreement. The Non-Interference Agreement contains customary confidentiality and invention assignment covenants. In addition, pursuant to the Non-Interference Agreement, Mr. Cohen has agreed not to compete with, or solicit customers or employees of, the Company during the term of the Employment Agreement and for a period of one year thereafter. The Employment Agreement also contains an indefinite mutual non-disparagement covenant.
Additionally, in the event that Mr. Cohen has been continuously employed in good standing by the Company through the end of the Term, if Mr. Cohen’s employment terminates after the Term other than for “cause”, and Mr. Cohen executes and does not revoke a release of claims in favor of the Company, all outstanding equity awards and unvested deferred compensation granted to Mr. Cohen during the Term and still outstanding as of the last day of the Term (or if later, the date of Mr. Cohen’s termination of employment), will continue to vest in accordance with their terms as if Mr. Cohen had continued to be an active employee of the Company provided he does not engage in competitive activity at any time prior to the applicable vesting date and refrains from interfering with the Company’s employees and customers for twelve (12) months following his retirement.
Following the expiration of the Term, Mr. Cohen may transition to a senior advisory role with the Company.
Mr. Cohen shall be entitled to continue with the same arrangement with respect to a personal driver as is currently in place as of the Effective Date. During the term of the Employment Agreement, and for two calendar years following the expiration of the Term, Mr. Cohen shall be entitled to use the services of a financial counseling firm, with fees paid by the Company and treated as a taxable benefit to Mr. Cohen.
The Company shall maintain an existing life insurance policy with respect to Mr. Cohen in an amount equal to seven million five hundred thousand dollars for the benefit of one or more beneficiaries designated by Mr. Cohen. The Company shall pay the premiums for the duration of the Term, with the premiums paid by the Company treated as a taxable benefit to Mr. Cohen. Following the expiration of the Term, Mr. Cohen shall pay the premiums directly to the Insurer.
The description of the Employment Agreement contained herein is qualified in its entirety by reference to the actual Employment Agreement filed herewith as Exhibit 10.1 and which is incorporated by reference herein.

 Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit 10.1	Employment Agreement dated August 26, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Dated: August 30, 2016             By: /s/ Owen S. Littman
Name:    Owen S. Littman
Title:     General Counsel

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